Exhibit 99.1

Republic Services, Inc. Announces Cash Tender Offers for up to $500 Million of Certain Outstanding Debt Securities

PHOENIX (June 6, 2016)—Republic Services, Inc. (“Republic”) (NYSE: RSG) announced today that it commenced cash tender offers to purchase up to $500 million combined aggregate principal amount of certain outstanding debt securities. The terms and conditions of the tender offers are set forth in an Offer to Purchase dated today and a related Letter of Transmittal.

In the tender offers, Republic is offering to purchase for cash up to $500 million combined aggregate principal amount (the “Tender Cap”) of the 6.200% Notes due 2040, 5.700% Notes due 2041 and 6.086% Notes due 2035, each issued by Republic, and the 7.400% Debentures due 2035 issued by Republic’s subsidiary Browning-Ferris Industries, LLC (collectively, the “Notes”), subject to the priority specified in the table below:

Title of Security	CUSIP	Issuer	Principal Amount Outstanding	Acceptance Priority Level	Fixed Spread (Basis Points)	U.S. Treasury Reference Security	Bloomberg Reference Page(a)	Early Tender Payment*	Hypothetical Total Consideration* (b)
6.200% Notes due March 1, 2040	760759AJ9 and 760759AK6	Republic Services, Inc.	$650,000,000	1	150	2.5% U.S. Treasury due 02/15/2046	FIT1	$50	$1,329.97
5.700% Notes due May 15, 2041	760759AN0	Republic Services, Inc.	$600,000,000	2	145	2.5% U.S. Treasury due 02/15/2046	FIT1	$50	$1,267.74
7.400% Debentures due September 15, 2035	115885AK1	Browning-Ferris Industries, LLC	$165,200,000	3	170	2.5% U.S. Treasury due 02/15/2046	FIT1	$50	$1,414.74
6.086% Notes due March 15, 2035	760759AF7	Republic Services, Inc.	$275,674,000	4	150	2.5% U.S. Treasury due 02/15/2046	FIT1	$50	$1,269.04

*	Per $1,000 principal amount of Notes accepted for purchase.
(a)	The applicable page of Bloomberg from which the Dealer Managers will quote the bid side prices of the U.S. Treasury Reference Security.
(b)	Hypothetical Total Consideration as of 2:00 p.m. ET on June 3, 2016 and assuming a Settlement Date of July 5, 2016.

The tender offers will expire at the “Expiration Time,” which is 11:59 p.m. ET on July 1, 2016, unless extended. Holders of Notes subject to the tender offers must validly tender and not validly withdraw their Notes on or before the “Early Tender Time,” which is 5:00 p.m. ET, on June 17, 2016, unless extended, to be eligible to receive the Total Consideration (as described below). Holders of Notes who validly tender their Notes after the Early Tender Time but at or prior to the Expiration Time will receive the Tender Offer Consideration, which is equal to the Total Consideration minus the applicable Early Tender Payment. Tenders of Notes may be withdrawn at any time at or prior to 5:00 p.m. ET on June 17, 2016, and may not be withdrawn thereafter except under limited circumstances described in the Offer to Purchase.

The Total Consideration for each $1,000 principal amount of Notes tendered and accepted for purchase pursuant to the tender offers will be determined in the manner described in the Offer to Purchase by reference to a fixed spread specified for each series of the Notes over the yield based on the bid side price of the U.S. Treasury Security specified in the table above, as quoted on the applicable Bloomberg Reference Page at 2:00 p.m. ET on June 20, 2016. Holders whose Notes are accepted for purchase pursuant to the tender offers will also receive accrued and unpaid interest on their purchased Notes from the last interest payment date for such Notes to, but not including, the Settlement Date. Subject to the terms and conditions of the tender offers, the Settlement Date will follow promptly after the Expiration Time and currently is expected to be July 5, 2016.

The tender offers may be amended, extended, terminated or withdrawn in whole or with respect to one or more series of Notes. A maximum of $500,000,000 aggregate principal amount of the Notes tendered will be accepted for purchase. The amounts of each series of Notes that are purchased in the tender offers will be determined in accordance with the acceptance priority levels set forth in the Offer to Purchase and referenced in the table above, with 1 being the highest acceptance priority level and 4 being the lowest acceptance priority level. All Notes validly tendered and not validly withdrawn in the tender offers having a higher acceptance priority level will be accepted before any tendered Notes having a lower acceptance priority level are accepted in the tender offers. If the aggregate principal amount of any Notes validly tendered and not validly withdrawn in any acceptance priority level exceeds the amount of the Tender Cap remaining available for application to such acceptance priority level, then, if any Notes of such series are purchased in such offer, such Notes will be accepted on a pro rata basis (rounded to avoid the purchase of Notes in a principal amount other than in the authorized denominations for such series). If Notes with an acceptance priority level of 1 are accepted on such a pro rata basis, no series of Notes following such prorated series of Notes will be accepted for payment.

The tender offers are not conditioned upon any minimum amount of Notes being tendered but are subject to the satisfaction or waiver of certain conditions, including Republic obtaining available funds through a debt financing to pay the Total Consideration with respect to all Notes accepted for purchase in the tender offers on terms and conditions acceptable to Republic, in its sole discretion.

Republic has retained Barclays Capital, BofA Merrill Lynch and J.P. Morgan to serve as the Lead Dealer Managers for the tender offers. Barclays Capital may be contacted at (800) 438-3242 (toll free) or (212) 528-7581 (collect), BofA Merrill Lynch may be contacted at (888) 292-0070 (toll free) or (980) 387-3907 (collect) and J.P. Morgan may be contacted at (866) 834-4666 (toll free) or (212) 834-3424 (collect). Republic has also retained Global Bondholder Services Company as Tender Agent and Information Agent.

This press release is not an offer to purchase or a solicitation of offers to sell any securities, which may be made only pursuant to the terms of the Offer to Purchase and the Letter of Transmittal. The tender offers do not constitute an offer to purchase Notes in any jurisdiction in which, or to or from any person to or from whom, it is unlawful to make such offer or solicitation under applicable securities or blue sky laws. None of Republic, the Tender Agent, the Information Agent, any of the Dealer Managers or the trustee for the applicable series of Notes is making any recommendation as to whether holders should tender Notes in the tender offers.

About Republic Services:

Republic Services, Inc. (NYSE: RSG) is an industry leader in U.S. recycling and non-hazardous solid waste. Through its subsidiaries, Republic’s collection companies, recycling centers, transfer stations and landfills focus on providing effective solutions to make proper waste disposal effortless for their commercial, industrial, municipal, residential and oilfield customers. We’ll handle it from here.TM, the brand’s tagline, lets customers know they can count on Republic to provide a superior experience while fostering a sustainable Blue PlanetTM for future generations to enjoy a cleaner, safer and healthier world.

Information Regarding Forward Looking Statements:

The disclosures in this press release include “forward looking statements” within the meaning of the federal securities laws concerning the proposed tender offers. The terms of, and Republic’s ability to complete, such transactions will depend upon prevailing market conditions and other factors. The forward-looking statements are subject to these and other risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

For more information, contact:

Media Inquiries	Investor Inquiries
Darcie Brossart (480) 627-2700	Brian DelGhiaccio (480) 627-2741
media@RepublicServices.com	investor@RepublicServices.com

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